EXHIBIT 10z.

EXECUTIVE CHANGE OF CONTROL AGREEMENT

This EXECUTIVE CHANGE OF CONTROL AGREEMENT is made as of March 21, 2007, by and between WINNEBAGO INDUSTRIES, INC., an Iowa corporation (the “Company”), and Randy J. Potts (the “Executive”).

R E C I T A L S :

WHEREAS, the Executive is a senior executive and officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change of Control (as hereafter defined) exists;

WHEREAS, it is in the best interests of the Company, considering the past and future services of the Executive, to improve the security and climate for objective decision making by providing for the personal security of the Executive upon a Change of Control.

NOW, THEREFORE, in consideration of the foregoing premises and the past and future services rendered and to be rendered by the Executive to the Company and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

A G R E E M E N T :

1.   Continued Service by Executive.  In the event a person or entity, in order to effect a Change of Control, commences a tender or exchange offer, circulates a proxy to shareholders or takes other steps, the Executive agrees that the Executive will not voluntarily leave the employ of the Company, and will render faithful services to the Company consistent with Executive’s position and responsibilities, until the person or entity has abandoned or terminated its efforts to effect such Change of Control or until such Change of Control has occurred.

2.   Change of Control.  For purposes of this Agreement, the term “Change of Control” means the time when (i) any Person becomes an Acquiring Person, or (ii) individuals who shall qualify as Continuing Directors of the Company shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company; provided however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors, and in the case of clause (i) a Change of Control shall not be deemed to have occurred upon the acquisition of stock of the Company by a pension, profit-sharing, stock bonus, employee stock ownership plan or other retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, established by the Company or any subsidiary of the Company. (In addition, stock held by such a plan shall not be treated as outstanding in determining ownership percentages for purposes of this definition.)

For the purpose of the foregoing definition of “Change of Control”, the capitalized terms shall have the following meanings:

(a)

“Continuing Director” means (i) any member of the Board of Directors of the Company, while such person as a member of the Board, who is not an Affiliate or Associate of any Acquiring Person or of any such Acquiring Person’s Affiliate or Associate and was a member of the Board prior to the time when such Acquiring Person shall have become an Acquiring Person, and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring Person or any Affiliate or Associate of any Acquiring Person or a representative or nominee of an Acquiring Person or of any affiliate or associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

(b)

“Acquiring Person” means any Person or any individual or group of Affiliates or Associates of such Person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part following January 17, 2001, except that the term “Acquiring Person” shall not include a Hanson Family Member or an Affiliate or Associate of a Hanson Family Member.

(c)	“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d)

“Associate” means (1) any corporate, partnership, limited liability company, entity or organization (other than the Company or a majority-owned subsidiary of the Company) of which such a Person is an officer, director, member, or partner or is, directly or indirectly the beneficial owner of ten percent (10%) or more of the class of equity securities, (2) any trust or fund in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such person, or any relative of such spouse, or (4) any investment company for which such person or any Affiliate of such person serves as investment advisor.

(e)

“Hanson Family Member” means John K. Hanson (deceased) and Luise V. Hanson (and the executors or administrators of their estates), their lineal descendants (and the executors or administrators of their estates), the spouses of their lineal descendants (and the executors or administrators of their estates) and the John K. and Luise V. Hanson Foundation.

(f)	“Person” means an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or political subdivision thereof.

3.   Special Benefits Effective Immediately Upon a Change of Control.  If a Change of Control shall have occurred while the Executive is still an employee of the Company, then the Executive shall immediately be entitled to the following benefits:

(a)  Immediate Vesting of All Stock Options and Rights.  All options and rights granted to the Executive by the Company pursuant to the Company’s Stock Option Plan effective as of August 14, 1997, or any successor or supplemental stock plan shall become immediately exercisable upon a Change of Control.

(b)  Executive Split Dollar Life Insurance Program.  If the Executive is a participant under the Company’s Executive Split Dollar Life Insurance Program at the time of a Change of Control and the Company has paid any portion of the premium on the policy or policies issued in connection therewith during the twelve months preceding the occurrence of the Change of Control, then the Company shall continue to pay all premiums on such policies so long as the Executive remains in the employ of the Company.

(c)  Retiree Health Insurance.  Any plans or policies of the Company providing for medical, dental, vision or similar benefits for retired employees existing as of the time of a Change of Control shall, as to the Executive, not be rescinded or modified in any manner which is adverse to the Executive following a Change of Control.

(d)  Restricted Stock.  All non-registered stock of the Company owned by the Executive, which is subject to restrictions on sale or other transfer, shall, at the option of the Executive (exercisable at any time by the delivery of written notice to the Company) be purchased by the Company at its fair market value. The purchase shall be completed by the Company within thirty (30) days after the Company receives the written notice of exercise from the Executive. So long as the Company’s stock is traded on the New York Stock Exchange (the “NYSE”), the “fair market value” shall be the mean between the highest and lowest reported selling prices as reported by the NYSE on the business day immediately preceding the day of sale.

4.   Other Benefits Effective Immediately Upon a Change of Control Pursuant to Plan Documents.  It is acknowledged that there presently exist other plans and agreements of the Company which may provide benefits to the Executive and which contain specific provisions dealing with the occurrence of a change of control of the Company (as defined in such plan or agreement). Following a Change of Control, no such plan or agreement shall be rescinded or modified in any manner which is adverse to the Executive. Such other plans and agreements of the Company shall mean: (a) the Executive Share Option Program; (b) the Officers Long-Term Incentive Plan; (c) the Deferred Compensation and Deferred Bonus Plans; and (d) the Officers Incentive Compensation Plan. Nothing herein shall be construed to affect the Company’s right and ability to terminate or amend any such plan or agreement (subject to the terms thereof) prior to a Change of Control.

5.   Termination Following a Change of Control.  If a Change of Control shall have occurred while the Executive is still an employee of the Company, and if the Executive’s employment with the Company is terminated, within three years following such Change of Control, then the Executive shall be entitled to the compensation and benefits provided in Sections 6 and 7, unless such termination is a result of: (a) the Executive’s death; (b) the Executive’s Disability (as defined in Section 5(a) below); (c) the Executive’s Retirement (as defined in Section 5(b) below); (d) the Executive’s termination by the

Company for Cause (as defined in Section 5(c) below); or (e) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 5(d) below).

(a)  Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months and within 30 days after written notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive’s duties, the Company may terminate the Executive for “Disability”.

(b)  Retirement.  The term “Retirement” as used in this Agreement shall mean termination by the Company or the Executive of the Executive’s employment based on the Executive having attained the age of 65 or such other age as shall have been fixed in any arrangement established with the Executive’s consent with respect to the Executive.

(c)  Cause.  The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement only, the Company shall have “Cause” to terminate the Executive’s employment hereunder only on the basis of (i) fraud, misappropriation or embezzlement on the part of the Executive; or (ii) intentional misconduct or gross negligence on the part of the Executive which has resulted in material harm to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 5(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d)  Good Reason.  The Executive may terminate the Executive’s employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement “Good Reason” shall mean any of the following (without the Executive’s express written consent):

(i)  the assignment to the Executive by the Company of duties inconsistent with the Executive’s position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive’s titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii)  a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company effected in the preceding 12 months;

(iii)  any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company’s 401(K) plan, nonqualified deferred compensation plan, profit sharing plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change of Control (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

(iv)  any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Company’s Officers Incentive Compensation Plan, Officers Long-Term Incentive Plan, bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change of Control (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Incentive Plans”) or the taking of any action by the Company which would adversely affect the Executive’s participation in any such Incentive Plan or reduce the Executive’s benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than 10 percentage points in any fiscal year as compared to the immediately preceding fiscal year;

(v)  any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company in which the Executive is participating at the time of a Change of Control (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as “Securities Plans”) or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan;

(vi)  a relocation of the Company’s principal executive offices to a location outside of Forest City, Iowa, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control of the Company;

(vii)  any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

(viii)  any material breach by the Company of any provision of this Agreement;

(ix)  any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(x)  any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

(e)  Notice of Termination.  Any termination by the Company pursuant to Section 5(a), (b) or (c) shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(f)  Date of Termination.  ”Date of Termination” shall mean (a) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (b) if the Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given to the Executive by the Company the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

6.   Severance Compensation upon Termination of Employment.  If the Company shall terminate the Executive’s employment other than pursuant to Section 5(a), (b) or (c) or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance pay in a lump sum, in cash, on the fifth day following the Date of Termination, an amount equal to three (3) times the average of the aggregate annual compensation paid to the Executive during the three (3) fiscal years of the Company immediately preceding the Change of Control by the Company subject to United States income taxes (or, such fewer number of fiscal years if the Executive has not been employed by the Company during each of the preceding three (3) fiscal years).

7.   Additional Benefits Upon Termination.  If within three years following a Change of Control, the Company shall terminate the Executive’s employment other than pursuant to Section 5(a), 5(b) or 5(c) or if the Executive shall terminate his employment for Good Reason, then the Company shall further provide to the Executive the following benefits:

(a)  Life, Dental, Vision, Health and Long Term Disability Coverage. The Executive’s participation in, and entitlement to, benefits under: (i) all life insurance plans of the Company; (ii) all health insurance plans of the Company, including but not limited to those providing major medical and hospitalization benefits, dental benefits and vision benefits; and (iii) the Company’s long-term disability plan or plans; as all such plans existed immediately prior to the Change of Control shall continue as though the Executive remained employed by the Corporation for an additional period of three (3) years or until the obtainment of such coverages by the Executive through another employer, whichever is earlier; provided, however, that in the case of all health insurance plans of the Company (including but not limited to those providing major medical and hospitalization benefits, dental benefits and vision benefits), such three (3) year period shall be extended to the time that the Executive’s attains age 65 (and provided further that the Executive may then be entitled to certain retiree health insurance under Section 3(c) hereof). To the extent such participation or entitlement is not possible for any reason whatsoever, equivalent benefits shall be provided by the Company to the Executive.

(b)  Automobile Benefit. If the Executive is entitled to the use of a Company-owned automobile at the time of a Change of Control, then title to such automobile shall be transferred to the Executive (upon termination of employment as described in Section 7 above) free and clear of all liens and encumbrances (or, if the Company does not own such automobile at the time of termination, then the Company shall arrange for the purchase, for the benefit of the Executive, of a similar make, model and year of automobile).

(c)  Executive Split Dollar Life Insurance Program. Provided that the Company is obligated, pursuant to Section 3(b) hereof, to pay premiums on a policy or policies issued in favor of the Executive following a Change of Control, then the Company shall, in the same manner, continue making such premium payments until the later of (i) the Executive attains the age of 55; or (ii) three (3) years following the Executive’s termination of employment (provided, however, that the Company shall not be obligated to make any such payments after the Executive attains age 65).

(d)  Deferred Compensation Plans. Any vesting requirement imposed under the provisions of, or rules relating to, the Company’s Deferred Compensation and Deferred Bonus Plans, (including, but not limited to, vesting conditions requiring that the Executive attain the age of 55 and/or complete five years of service following a deferral) shall be waived and the Executive shall be fully vested in all deferrals made under such plans.

8.   Excise Tax-Additional Payment.

(a)  Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, (i) if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and the Executive or otherwise (a “Payment”), would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), or (ii) if the Executive shall otherwise become obligated to pay the Excise Tax in respect of a Payment, then the Company shall pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment.

(b)  All determinations and computations required to be made under this Section 8, including whether a Gross-Up Payment is required under clause (ii) of paragraph 8(a) above, and the amount of any Gross-Up Payment, shall be made by the Company’s regularly engaged independent certified public accountants (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations both to the Company and the Executive within 15 business days after such determination or computation is requested by the Executive. Any initial Gross-Up Payment determined pursuant to this Section 8 shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. A determination that no Excise Tax is payable by the Executive shall not be valid or binding unless accompanied by a written opinion of the Accounting Firm to the Executive that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except to the extent the Executive becomes obligated to pay an Excise Tax in respect of a Payment. In the event that the Company or the subsidiary exhausts or waives its remedies pursuant to paragraph 8(c) and the Executive thereafter shall become obligated to make a payment of any Excise Tax, and if the amount thereof shall exceed the amount, if any, of any Excise Tax computed by the Accounting Firm pursuant to this paragraph 8(b) in respect to which an initial Gross-Up Payment was made to the Executive, the Accounting Firm shall within 15 days after Notice thereof determine the amount of such excess Excise Tax and the amount of the additional Gross-Up Payment to the Executive. All expenses and fees of the Accounting Firm incurred by reason of this Section 8 shall be paid by the Company.

(c)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)  give the Company any information reasonably requested relating to such claim,

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company or the subsidiary shall determine; provided, however, that if the Company or the subsidiary directs the Executive to pay such claim and sue for a refund, the Company or the subsidiary shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, control of the contest by the Company shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to paragraph 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to compliance with the requirements of Section 8 by the Company or the subsidiary) promptly pay to the Company or the subsidiary the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to paragraph 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall off-set, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9.   No Obligation To Mitigate Damages; No Effect on Other Contractual Rights.

(a)  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b)  The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreements or other contract, plan or arrangement.

10.  Successor to the Company.

(a)  The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

11.  No Guaranty of Employment.  Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company prior to a Change of Control, and the rights of the Company to terminate the employment of the Executive, prior to a Change of Control, shall continue as fully as if this Agreement were not in effect.

12.  Notice.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt registered, postage prepaid, as follows:

If to the Company:

Winnebago Industries, Inc.

Attn:  General Counsel

605 W. Crystal Lake Road

P.O. Box 152

Forest City, Iowa 50436

If to the Executive:

Raymond M. Beebe

17121 – 350th Street

Forest City, IA 50436

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

14.  Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.  Legal Fees and Expenses.  The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.

17.  Confidentiality.  The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.

COMPANY:

WINNEBAGO INDUSTRIES, INC.

By:
Bruce D. Hertzke Chairman of the Board, Chief Executive Officer And President

EXECUTIVE:

Randy J. Potts